TSX: TNX NYSE AMERICAN: TRX Successful Explorer To Emergent Miner Presentation – August 2018 Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated September 7, 2018 Registration Statement No.: 333 - 226949

TSX: TNX NYSE AMERICAN: TRX Successful Explorer To Emergent Miner Presentation – August 2018 Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated September 7, 2018 Registration Statement No.: 333 - 226949

Cautionary Notes

Introductory Cautionary Notes

Tanzanian Royalty Exploration Corporation "Tanzanian Royalty", has taken all reasonable care in producing and publishing information contained in this presentation. Tanzanian Royalty does not warrant or make any representations regarding the use, validity, accuracy, completeness or reliability of any claims, statements or information in this presentation. The information is not a substitute for independent professional advice before making any investment decisions. Furthermore, you may not modify or reproduce in any form, electronic or otherwise any information in this presentation. Peter Zizhou, P.Geo is the Qualified Person as defined by the NI 43-101 who has reviewed and assumes responsibility for the technical content of this presentation. Certain information contained in the presentation has been obtain from the Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania, East Africa as filed with the U.S. Securities and Exchange Commission ("SEC") and on Sedar and the information contained in this presentation is qualified in its entirety to the Technical Report.

The Toronto Stock Exchange and NYSE American have not reviewed the information on our website and do not accept responsibility for the adequacy or accuracy of it.

Forward-Looking Statements

This presentation contains certain forward-looking statements as defined in the applicable securities laws. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "hopes", "intends", "estimated", "potential", "possible" and similar expressions, or statements that events, conditions or results "will", "may", "could" or "should" occur or be achieved. Forward-looking statements relate to future events or future performance and reflect Tanzanian Royalty management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of mineral reserves and resources, success of mining operations, the timing and amount of estimated future production, and capital expenditure.

Although Tanzanian Royalty believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. The actual achievements of Tanzanian Royalty or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors. These risks, uncertainties and factors include general business, legal, economic, competitive, political, regulatory and social uncertainties; actual results of exploration activities and economic evaluations; fluctuations in currency exchange rates; changes in costs; future prices of gold and other minerals; mining method, production profile and mine plan; delays in exploration, development and construction activities; changes in government legislation and regulation; the ability to obtain financing on acceptable terms and in a timely manner or at all; contests over title to properties; employee relations and shortages of skilled personnel and contractors; the speculative nature of, and the risks involved in, the exploration, development and mining business. These risks are set forth under Item 3.D in Tanzanian Royalty's Form 20-F for the year ended August 31, 2017, as amended, as filed with the SEC.

The information contained in this presentation is as of the date of the presentation and Tanzanian Royalty assumes not duty to update such information.

Cautionary note to U.S. Investors

US Investors are cautioned that the reserve estimates disclosed in this presentation have been calculated pursuant to Canadian standards, and may not be considered "reserves" by the U.S. Securities and Exchange Commission ("SEC"). The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Tanzanian Royalty uses certain terms in this presentation, such as "inferred" or "indicated" resources which the SEC guidelines prohibit U.S. registered companies from including in their filings with the SEC.

U.S. investors are cautioned not to assume that any part or all of the mineral deposits identified as an "indicated mineral resource", "measured mineral resource" or "inferred mineral resource" will ever be converted to reserves as defined in NI 43-101 or SEC Industry Guide 7.

For clarification, we do not own nor control properties that contain "Proven (Measured) Reserves" or "Probable (Indicated) Reserves" as defined by SEC securities regulations.

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Stock Information and Share Structure Listed on the Toronto and NYSE American Stock Exchanges TSX: TNX NYSE American: TRX Shares Outstanding – 122,822,375* Fully Diluted – 134,817,276* * As of May 31, 2018 TSX: TNX NYSE AMERICAN: TRX 3 0 50 100 150 200 250 1/1/14 2/1/14 3/1/14 4/1/14 5/1/14 6/1/14 7/1/14 2018 Performance Chart Tanzanian Royalty Gold Index BMO Junior Gold Index ETF

Corporate Management

Jim Sinclair – Executive Chairman

- Jim Sinclair has been engaged in gold mining in Tanzania from the late 1980's when he was the Chairman of Sutton Resources, the junior mining company which developed the prolific Bulyanhulu Mine in the Lake Victoria Greenstone Belt. With such a substantial and robust asset, Sutton Resources was very successfully sold to Barrick Gold in 1998.
- Following the success of Sutton Resources and Bulyanhulu, Mr. Sinclair became Chairman of Tanzanian Royalty Exploration in 2002 and now leads the company's efforts to build a major new gold producer in Tanzania. Mr. Sinclair provides TRX with the strategy for its corporate growth as the company reaches an exciting new stage of its development.
- Early in his career, Jim Sinclair made his living in financial and commodity markets. He has been an OTC market maker, a precious metals specialist, and a commodities and foreign currency trader. He founded the Sinclair Group of Companies (1977), a full service brokerage with branches in New York , Kansas City, Toronto , Chicago , London and Geneva , which he sold in 1983.
- From 1981 to 1984, Mr. Sinclair served as a Precious Metals Advisor to Hunt Oil and the Hunt family for the liquidation of their silver position as a prerequisite for the $1 billion loan arranged by the Chairman of the Federal Reserve, Paul Volker.
- Mr. Sinclair was also a General Partner and Member of the Executive Committee of two NYSE firms and President of Sinclair Global Clearing Corporation (commodity clearing firm) and Global Arbitrage (derivative dealer in metals and currencies), and was President of James Sinclair Financial Research in Luxembourg in the mid 1980's.
- In 2013, Jim became Executive Chairman for the newly formed Singapore Precious Metals Exchange.
- Throughout his career, Mr. Sinclair has been widely interviewed in the financial press, and in the general media. He has published 6 books, including "Boom" (written together with Frank Vogl in 1996). The book discussed the opportunities , challenges faced, and an approach for success when investing in emerging economies around the world.

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Corporate Management Continued

Ulrich Rath - Director

Mr. Rath has a wide range of experience in the mining industry, and has specific experience in North America, South America including Argentina, Chile and Peru and in South Africa. Mr. Rath was until recently the President and CEO and Director of Chariot Resources Ltd., a junior resource company focused on the exploration, acquisition and development of copper and precious metal mineral deposits in the Andes region of Latin America. He was formerly CEO and director of Compania Minera Milpo a medium sized Peruvian zinc mining company. Mr. Rath was also formerly Vice-President, Corporate Development, for Rio Algom Ltd. from December 1992 to October 1998. Rio Algom Ltd. was a U.S. reporting issuer, whose common shares were listed on the American Stock Exchange. Mr. Rath has a B.Sc. (Hon) from Concordia University in Montreal and an M.Sc. (Geology) from the University of Alberta.

Jeffrey Duval – Acting CEO

Mr. Duval is a licensed General Engineering Contractor with over a quarter-century of experience working with several construction firms in the US south-west. His experience in corporate executive management, project development and project management, time-management, excavation, movement of material, earthworks, and related skills will be a valuable asset to the Company as it aggressively moves to monetize the in-ground assets on its various licenses. His management skills, efforts and involvement were instrumental in the Company obtaining the Special Mining License (SML) for the Buckreef Project from the Ministry of Energy and Minerals in Tanzania with a renewal term of ten years. Among Mr. Duval's numerous achievements and contributions to the Company – he led the team overseeing the design, planning and development of the new Gravity/Carbon-In-Leach process plant presently planned at the Buckreef Project.

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Corporate Management Continued

Giancarlo Volo – Director of Operations Africa

Mr. Volo has over 35 years of entrepreneurial, managerial and operational experience in Africa. His business experience is varied and extensive ranging from communications, mine security, transport, aviation to construction.. During Mr Volo's tenure and under his management, the company and its subsidiaries have seen a marked improvement in oversight as well as measurable success in furthering the company objectives in Tanzania. Over the past few years he has distinguished himself under some very difficult circumstances and is a proven asset to the company.

Peter Zizhou – General Manager / Exploration Manager

Mr. Zizhou is a holder of BSc (General-Geology/Geography), BSc (Hons-Geology) and MSc (Exploration Geology) degrees acquired from the University of Zimbabwe over the period 1988-2002. He is a registered Professional Natural Scientist (Geology) with the South African Council for Scientific Professions (SACNASP-REG NO. 400028/08). Peter commenced his career in 1992, conducting regional field mapping for the Geological Survey of Zimbabwe. Peter subsequently joined the gold mining and exploration private sector with Kinross Gold (Zimbabwe) Corporation and subsequently with Caledonia Resources attaining the position of Exploration Manager by 2004. In 2007, he relocated to Tanzania where he joined Tanzanian Royalty Exploration Corporation as a Senior Exploration Geologist but subsequently rose through the ranks as Exploration Manager (2009) and finally as General Manager (2010). As GM, he successfully steered the company through the preliminary economic assessment study of the Buckreef gold project on behalf of the company with external consultants. At the same time, he instituted a resource drilling program on several prospects associated with the Buckreef gold project, the results of which are currently posted on the company website. After brief stints (2012-2014) with Kinross Gold Corporation-Mauritania), AngloGold Ashanti (Geita Gold Mine, Tanzania) and Mawarid Mining Tanzania, he rejoined TRX as General Manager (Operations) and successfully conducted pilot mining on the Buckreef South Pit as well as assist with the recently published Mining Pre-Feasibility Report on the Buckreef project

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Compelling Value With over 20 years of in country experience Tanzanian Royalty has distinguished itself through its successful exploration and development projects. The Company has trimmed its portfolio to four projects; Buckreef, Kigosi, Itetemia and Luhala. Management has further chosen to focus on the development of our Buckreef Project. This is a 55% Tanzanian Royalty, 45% STAMICO joint venture; STAMICO is an arm of the Tanzanian Government. Our notable joint venture contract was at the time unheard of in the industry; today it is the example which other companies and countries follow. The company is extremely pleased with the robust potential economic numbers which may be generated by the open pit as shown below. However, the exciting part of this project still remains to be unlocked; the deep underground reef extensions hold massive upside potentia l. This potential can be realized by drilling a few more step - out deep holes and with those holes the company may unlock the massive potential resource base contained in the deeper levels of the down - dip extension of the mineralized Buckreef shear zone (see slides 24,25 & 26). The Buckreef project is a potential pre - production stage major asset. Below are some of the highlights from the 2018 pre - feasibility study including: » 951,009 million ounces of proven & probable open pittable gold reserves to be mined over the current projected life of the pr oje ct.* » Generation of a positive NPV of $131 million (USD) at a 5% discount rate and an IRR of 74%.* » Initial capital cost estimated at $ 76 million (USD) including 15% contingency.* » Life of Mine cash operating costs of $ 735/oz (USD).* » Conventional open pit mining methods selected in pit designs.* » Over an initial 16 - yr LoM, a total of 19.202Mt of ore with a strip ratio of 9.54:1 will be mined from the open pits.* » Pre - existing stockpile (ROMPAD) ore totaling 119,726t grading 1.89g/t - 7130 ounces to be used for process plant commissioning.* » Recoveries of 85% for primary ore and 92% for saprolite ore, utilizing a simple EDS comminution, flotation and leaching proce ss with gravity recovery circuit for free Au component collection.* * Information obtained from Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - F easibility Study on the Buckreef Gold Mine Project, Tanzania. TSX: TNX NYSE AMERICAN: TRX 7

Tanzania Craton: Lake Victoria Greenstone Belt TSX: TNX NYSE AMERICAN: TRX 8 Sukumaland Greenstone Belt • Tanzanian Craton consists of series of volcano - sedimentary greenstone sequences. • Deposited 2.8 - 2.5 Ga and affected by multiple phases of deformation and granitoid emplacement. • The Lake Victoria Goldfields District contains 8 separate greenstone belts. • Two (2) largest gold deposits are hosted within the Sukumaland Belt

Gold deposits and Greenstone Belts: General TSX: TNX NYSE AMERICAN: TRX 9 • Greenstone belts have been interpreted as having formed at ancient oceanic spreading centers and island arc terranes. Greenstone belts are zones of variably metamorphosed mafic to ultramafic volcanic sequences with associated sedimentary rocks that occur within Archaean and Proterozoic cratons between granite and gneiss bodies. • While greenstone belts host a variety of minerals, gold is most commonly found along the edges of these belts and associated with structural features. • A significant number of world - class deposits (>100 t Au) are found in Proterozoic and Paleozoic terranes. International examples of this subtype of gold deposits include Mt. Charlotte, Norseman, and Victory (Australia), Bulyanhulu (Tanzania), and Kolar (India). • The name comes from the green hue imparted by the colour of the metamorphic minerals within the mafic rocks: the typical green minerals are chlorite, actinolite, and other green amphiboles. • A greenstone belt is typically several dozens to several thousand kilometers long and although composed of a great variety of individual rock units, is considered a 'stratigraphic grouping' in its own right, at least on continental scales

Major Gold Producers in Tanzania: Regional Location TSX: TNX NYSE AMERICAN: TRX 10 • Geita - AngloGold Ashanti: In 2016, AngloGold Ashanti’s gold production from Geita stood at 530,000 oz. with AISC of $844. The inclusive mineral resource was 7.3 million oz. • Bulyanhulu - Barrick/Acacia: Total reserves and mineral resources at Bulyanhulu are estimated to be 8.89m oz. In 2016, Acacia mined 289,432 oz at AISC of $1,058. • Buzwagi – Acacia: Total reserves and resources at Buzwagi are estimated to be 1.38m oz. In 2016, Acacia produced 161,830 oz of gold at Buzwagi with an AISC of $1,095.

Tanzanian Royalty Exploration Footprint

The Companies (4) projects:

- **Buckreef Gold Mine**: (Buckreef Main, Buckreef South, Eastern Porphyry, Tembo, Bingwa & Buziba-: Pre-Development/Pre-Production stage / ML: 2.505Moz)
- **Kigosi Gold Prospect**: (Kigosi Main Reef, Kigosi Gravel, & Igunda-Pre-Development Stage / ML: 0.59Moz)
- **Itetemia Gold Prospect**: (Feasibility Stage/ML application submitted Nov 2015: 0.427Moz)
- **Luhala Gold Prospect**: (Advanced Exploration stage: 0.11Moz)


LOCATION OF TRE LICENCES ON LAKE VICTORIA GREENSTONE BELT
BUCKREEF PROJECT
ITETEMIA PROJECT
LUHALA PROJECT
KIGOSI PROJECT

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Company Projects – Resources • BUCKREEF: Has global total mineral resource of 33.93Mt @ 1.51g/t Au (1.648MOz) • BUZIBA: - Has global total mineral resource of 29.434Mt @ 1.05g/t Au (0.994MOz) • KIGOSI: - Has global total mineral resource of 21.79Mt @ 0.84 g/t Au (0.586MOz). • ITETEMIA: Has a global total mineral resource of 4.48Mt @ 2.96 g/t Au (0.427MOz). • LUHALA: Has an Inferred total mineral resource of 1.85Mt @1.87 g/t Au (0.112MOz). • NB: Upside potential based on the significant inferred resources on all projects bodes well for future underground expansion . TSX: TNX NYSE AMERICAN: TRX 12 PROJECT NAME RESOURCE CLASSIFICATION TONNES (Mt) Au GRADE (g/t) CONTAINED GOLD (Oz) BUCKREEF* Measured 9.90 1.81 577,411 Indicated 14.79 1.40 666,285 Inferred 9.25 1.36 405,201 24.69 1.57 1,243,696 33.93 1.51 1,648,897 BUZIBA^ Measured Indicated 21.26 1.07 731,520 Inferred 8.17 1.00 262,676 21.26 1.07 731,520 29.43 1.05 994,196 KIGOSI Measured 7.27 1.02 238,176 Indicated 5.59 0.95 169,915 Inferred 8.93 0.62 178,300 12.86 0.99 408,091 21.79 0.84 586,391 ITETEMIA Measured Indicated 2.97 2.83 270,000 Inferred 1.51 3.23 157,000 2.97 2.83 270,000 4.48 2.96 427,000 LUHALA Measured Indicated Inferred 1.85 1.87 112,100 1.85 1.87 112,100 Grand Total Measured 17.17 1.48 815,587 Indicated 44.61 1.28 1,837,720 Inferred 27.86 1.12 1,003,177 61.78 1.34 2,653,307 89.63 1.27 3,768,584 Note: * Updated Virimai Projects June 2018 Measured + Indicated Grand Total (Mea + Ind + Inf) TRE GLOBAL PROJECT MINERAL RESOURCES (Cut-of-grade 0.5g/t) Total Measured + Indicated Total All (Mea + Ind + Inf) Total Measured + Indicated Total All (Mea + Ind + Inf) Total Measured + Indicated Total All (Mea + Ind + Inf) Total All (Mea + Ind + Inf) Total Measured + Indicated Total Measured + Indicated Total All (Mea + Ind + Inf) *Information obtained from Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - Fea sibility Study on the Buckreef Gold Mine Project, Tanzania

Buckreef: Project Overview • Established Tanzanian Explorer and emerging commercial producer as recognized by the Government of Tanzania, Transitioning into to a Miner • Buckreef/Buziba Project is underpinned by large all inclusive, high grade resource of over 4Moz. • Buckreef Project is a 55/45% joint venture agreement between TANZAM2000 and the State Mining Company of Tanzania (STAMICO) an arm of the Tanzanian Government • TANZAM2000, Tanzanian registered, is a 100% owned subsidiary of Tanzanian Royalty (TRX). • Located in Lake Victoria Goldfield, 110km southwest of Mwanza • Buckreef covers eastern portion of major Rwamagaza greenstone belt • Buckreef Project, is made up of 13 prospecting licenses, with an area of 104.06 sq km; out of this 13 licenses 12 are Prospecting Licenses (PLs) and one Special Mining License (SML) • Project includes 5 prospects: Buckreef, Eastern Porphyry, Bingwa, Tembo & Buziba TSX: TNX NYSE AMERICAN: TRX 13

TSX: TNX NYSE AMERICAN: TRX 14 Buckreef Project: Mineral Resources by Prospect • BUCKREEF: Has global total mineral resource of 29.52Mt @ 1.48g/t Au (1.408M Oz ) • EASTERN PORPHYRY: Has global total mineral resource of 2.34Mt @ 1.29g/t Au (97,086 Oz) • TEMBO: Has global total mineral resource of 0.47Mt @ 1.83 g/t Au (27,510 Oz). • BINGWA: Has a global total mineral resource of 1.61Mt @ 2.24 g/t Au (116,017 Oz). • ALL PROSPECTS: Global total mineral resource of 33.93Mt @1.51 g/t Au (1.649MOz ). • NB: Upside potential based on the significant inferred resources on all prospects bodes well for future underground expansion . Prospect Resource Tonnes Grade Name Category (Mt) Au (g/t) kg oz Buckreef Measured 8.90 1.72 15,283 491,368 Indicated 13.09 1.41 18,479 594,097 Inferred 7.52 1.33 10,041 322,819 21.99 1.54 33,762 1,085,465 29.52 1.48 43,803 1,408,284 Eastern Porphyry Measured 0.09 1.20 105 3,366 Indicated 1.02 1.17 1,192 38,339 Inferred 1.24 1.39 1,723 55,380 1.10 1.18 1,297 41,705 2.34 1.29 3,020 97,086 Tembo Measured 0.02 0.99 17 531 Indicated 0.19 1.77 327 10,518 Inferred 0.27 1.92 512 16,461 0.20 1.70 344 11,048 0.47 1.83 856 27,510 Bingwa Measured 0.90 2.84 2,555 82,145 Indicated 0.49 1.48 726 23,331 Inferred 0.22 1.49 328 10,541 1.39 2.36 3,281 105,477 1.61 2.24 3,609 116,017 Grand Total Measured 9.90 1.81 17,960 577,411 Indicated 14.79 1.40 20,724 666,285 Inferred 9.25 1.36 12,603 405,201 24.69 1.57 38,684 1,243,696 33.93 1.51 51,287 1,648,897 Note:* Re-stated Virimai Projects June 2018 BUCKREEF PROSPECTS MINERAL RESOURCES (COG: 0.5g/t)* In Situ Gold Content Measured + Indicated Total Measured + Indicated Total All (Mea + Ind + Inf) Total Measured + Indicated Total All (Mea + Ind + Inf) Total All (Mea + Ind + Inf) Total Measured + Indicated Total Measured + Indicated Total All (Mea + Ind + Inf) Total All (Mea + Ind + Inf) *Information obtained from Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - Fea sibility Study on the Buckreef Gold Mine Project, Tanzania

Buckreef Project: Mineral Reserves by Prospect

- **BUCKREEF:** Has mineral reserve of 16.35Mt @ 1.52g/t Au (797,652 Oz)
- **EASTERN PORPHYRY:** Has mineral reserve of 1.06Mt @ 1.04g/t Au (35,224 Oz)
- **TEMBO:** Has mineral reserve of 70,183t @ 2.35g/t Au (5,312 Oz)
- **BINGWA:** Has mineral reserve of 1.609Mt @ 2.04g/t Au (105,661 Oz)
- **ALL PROSPECTS:** Has mineral reserve of 19.20Mt @ 1.54g/t Au (951,009 Oz)

Pits Design Reserves Summary Round 3		COG: Oxide & Trans = 0.34, Fresh = 0.37 Virimal June 2018 Pit Design Reserves Summary			
Prospect Name	Reserves Category	Tonnes (Mt)	Grade Au (g/t)	In Situ Gold Content Kg	oz
Buckreef	Proven	8,174,415	1.64	13,374	429,986
	Probable	8,174,147	1.40	11,436	367,667
	Total (Proven + Probable)	**16,348,562**	**1.52**	**24,810**	**797,652**
Eastern Porphyry	Proven	79,385	1.17	93	2,982
	Probable	976,281	1.03	1,003	32,242
	Total (Proven + Probable)	**1,055,666**	**1.04**	**1,096**	**35,224**
Tembo	Proven	-	-	-	-
	Probable	70,183	2.35	165	5,312
	Total (Proven + Probable)	**70,183**	**2.35**	**165**	**5,312**
Bingwa	Proven	1,098,383	2.39	2,625	84,390
	Probable	510,154	1.30	662	21,271
	Total (Proven + Probable)	**1,608,536**	**2.04**	**3,286**	**105,661**
Grand Total	**Proven -Stockpile**	**119,726**	**1.86**	**223**	**7,160**
	Proven	**9,352,183**	**1.72**	**16,092**	**517,358**
	Probable	**9,730,764**	**1.36**	**13,265**	**426,492**
Total Ore	**(Proven + Probable)**	**19,202,673**	**1.54**	**29,580**	**951,009**

*Information obtained from Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania

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TSX: TNX NYSE AMERICAN: TRX 16 Buckreef Project: Prospect Locations

Buckreef: Economics

- Capital Costs – 76.5 Million USD including 15% contingency
  - Water & Power Infrastructure is already to site, cash costs figured using alternative power source, Power grid can be upgraded to yield significant savings.
  - Sustaining Capital costs 22.95 Million
  - Closure costs 4.5 Million
- Post tax NPV – $130.96 Million @ 5%
- Post Tax IRR – 74%
- Life of Mine cash costs - $735 oz
- Simple Payback – 4 Years
- 55%/45% Joint venture with STAMICO requires all capital costs to be recovered first.

* Information obtained from Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania.

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Buckreef: After Tax NPV Sensitivity & Matrix TSX: TNX NYSE AMERICAN: TRX 18 250 200 150 100 50 - -20% BUCKREEF GOLD PROJECT Sensitivity Analysis on After Tax NPV @ 5% pa -10% 0% 10% Gold Price Operating Costs Capital Costs 20% After - Tax Gold Price NPV($M) IRR (%) 1,100 65 39% 1,150 81 47% 1,200 97 55% 1,250 114 64% 1,300 131 74% 1,350 148 85% 1,400 164 98% 1,450 181 114% 1,500 198 132% Figure 22.1 Buckreef After-tax Sensitivity Analysis on NPV @ 5% *Information obtained from Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - Fea sibility Study on the Buckreef Gold Mine Project, Tanzania

Buckreef: Main & North Pit


BUCKREEF MAIN PROSPECT
Total Oxide/Transition (cutoff 0.65g/t) ore of 1.2Mt @ 0.73g/t for an est. 28,255 oz Au
South Pit Oxide Ore (cutoff 0.5g/t) of 0.207Mt @1.54g/t for an est. 10,225 oz Au
Main pit
North Extension/North Pit
TOP OF FRESH ROCK
BUCKREEF MAIN OPEN PITS MODEL
South pit
Main pit
North Pit

- ➢ Completed detailed pit designs Buckreef Super-pit targeting proved oxide/transition/sulphide ore reserves of 16.35Mt @1.52g/t (0.798Mozs).
- ➢ Main Buckreef super pit covers strike length of 1,200m
- ➢ Completed detailed pit designs over a 16-year mine production schedule including 3 satellite deposits (Bingwa, Eastern Porphyry & Tembo) within 5km radius of main pit..
- ➢ Pre-development stage will continue to extract the remaining half of the proved reserve of 206,551t@ 1.54g/t (10,225ozs Au) from the South Pit.

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Buckreef: Projected Mining Schedule

Description	Units	YEARS																
		1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	Total
Total																		
Tonnes of Oxide Ore	kt	274	256	80	110	39	31	159	65	321	118	16	1	41	-	-	-	1510
AUMI of Oxide Ore	g/t	2.04	1.53	1.13	0.89	0.7	1.22	1.02	2.08	1.98	3.92	0.74	0.79	2.11	-	-	-	1.78
Tonnes of Oxide Waste	kt	2,713	1,443	2,087	598	191	1551	2086	2140	1978	3323	918	82	1046	-	-	-	20155
Tonnes of Oxide Ore & Waste	g/t	2,988	1,699	2,166	707	230	1581	2245	2205	2299	3440	935	83	1086	-	-	-	21665
Tonnes of Trans. Ore	kt	92	192	150	93	93	91	40	21	82	341	256	52	17	-	-	-	1520
AUMI of Trans. Ore	g/t	2.18	2.86	1.63	0.87	1.01	1.01	1.57	1.04	1.05	3.1	1.29	0.91	2.72	-	-	-	1.92
Tonnes of Trans. Waste	kt	1,296	1,097	2,134	1,410	733	1,525	1,930	1,277	1,629	2,700	2,878	1,368	368	-	-	-	20,346
Tonnes of Trans. Ore & Waste	g/t	1,388	1,289	2,284	1,504	825	1,616	1,970	1,298	1,711	3,041	3,134	1,420	385	-	-	-	21,866
Tonnes of Hard Ore	kt	43	187	346	555	1247	1522	1269	1263	1060	1122	1092	1440	1497	1386	1110	915	16053
AUMI of Hard Ore	g/t	1.37	2.14	1.73	1.49	1.63	1.48	1.29	1.86	1.57	1.26	1.31	1.22	1.29	1.65	1.41	1.7	1.48
Tonnes of Hard Waste	kt	508	1,766	4,055	6,824	7,781	6,839	7,985	9,294	14,640	12,160	14,550	15,490	12,149	12,888	13,176	1,102	141,207
Tonnes of Hard Ore & Waste	kt	551	1,953	4,401	7,379	9,028	8,361	9,254	10,557	15,700	13,283	15,641	16,930	13,645	14,274	14,286	2,017	157,260
Oxide, Trans and Hard Ore	**kt**	**409**	**635**	**575**	**758**	**1378**	**1644**	**1469**	**1349**	**1462**	**1581**	**1364**	**1493**	**1555**	**1386**	**1110**	**915**	**19083**
Ore grade	kt	2.00	2.11	1.62	1.33	1.56	1.45	1.27	1.85	1.63	1.85	1.30	1.21	1.32	1.65	1.41	1.70	1.54
Waste Mined	kt	**4,518**	**4,306**	**8,276**	**8,833**	**8,705**	**9,914**	**12,000**	**12,712**	**18,248**	**18,183**	**18,346**	**16,940**	**13,562**	**12,888**	**13,176**	**1,102**	**181,708**
Ore & Waste	**kt**	**4,927**	**4,941**	**8,851**	**9,590**	**10,083**	**11,558**	**13,469**	**14,060**	**19,710**	**19,764**	**19,710**	**18,432**	**15,117**	**14,274**	**14,286**	**2,017**	**200,791**
SR (w/o)		11.04	6.79	14.38	11.66	6.32	6.03	8.17	9.42	12.48	11.5	13.45	11.35	8.72	9.3	11.87	1.2	9.52

*Information obtained from Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania

TSX: TNX NYSE AMERICAN: TRX 20

Buckreef: CIL Process Plant Flow Sheet TSX: TNX NYSE AMERICAN: TRX 21

Buckreef: Utilization of Existing Structure TSX: TNX NYSE AMERICAN: TRX 22

Buckreef: CIL Process Plant Model TSX: TNX NYSE AMERICAN: TRX 23

Buckreef: Planned Drilling to Upgrade Resources TSX: TNX NYSE AMERICAN: TRX 24 Perspective of planned holes facing NE *Information obtained from Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - Fea sibility Study on the Buckreef Gold Mine Project, Tanzania

Buckreef: Main Zone Underground Deep Intercepts TSX: TNX NYSE AMERICAN: TRX 25 Hole Id EOH (m) Dip From (m) To (m) Width (m)Grade (g/t) BMDD025 426 -60 331.80 332.30 0.50 1.53 334.40 377.60 43.20 4.59 390.40 394.60 4.20 2.21 410.00 418.00 8.00 5.39 BMDD026 362 -60 212.00 213.00 1.00 1.09 295.00 334.00 39.00 5.10 BMDD028 444 -60 365.00 366.00 1.00 1.24 373.50 376.00 2.50 1.48 378.00 379.00 1.00 1.06 380.00 383.00 3.00 1.24 BMDD029 375 -55 245.00 246.00 1.00 5.71 304.00 305.00 1.00 1.69 306.00 308.00 2.00 1.67 BMDD30 579 -70 479.00 480.00 1.00 1.04 527.00 528.00 1.00 1.09 529.50 530.00 0.50 1.32 555.50 558.00 2.50 5.33 BMDD031 552 -70 419.00 421.50 2.50 12.20 426.50 427.00 0.50 1.51 491.00 498.50 7.50 2.23 BMDD032 564.4 -60 419.00 445.00 26.00 4.20 BMDD044w1 579 -70 457.00 459.00 2.00 9.34 463.00 464.00 1.00 1.29 517.00 518.00 1.00 1.39 520.00 537.00 17.00 2.74 563.00 564.00 1.00 1.17 565.00 566.00 1.00 7.40 569.00 574.00 5.00 4.99 BMDD045w1 550 -70 312.00 313.00 1.00 1.31 330.00 330.50 0.50 1.59 481.50 482.00 0.50 3.40 BMDD030w2 552 -70 408.00 408.50 0.50 3.35 411.50 412.00 0.50 2.47 415.50 420.50 5.00 2.57 423.00 424.00 1.00 1.90 436.00 437.00 1.00 2.31 442.00 443.00 1.00 1.32 457.00 461.00 4.00 1.73 BMDD031w3 640 -70 336.00 338.00 2.00 1.62 521.00 521.50 0.50 1.32 531.00 533.00 2.00 1.68 540.00 541.50 1.50 1.61 544.50 545.00 0.50 1.10 566.00 567.00 1.00 1.64 BMDD046 290.8 -60 242.50 243.00 0.50 1.37 262.00 264.00 2.00 1.58 265.00 266.00 1.00 1.19 BMDD047w1 510 -70 386.00 389.00 3.00 2.64 403.00 433.50 30.50 3.87 455.00 457.00 2.00 4.35 BUCKREEF MAIN ZONE - DEEP DRILL HOLES Hole Id EOH (m) Dip From (m) To (m) Width (m)Grade (g/t) BMDD047w2 579 -70 497.50 509.00 11.50 3.76 513.00 514.00 1.00 1.55 519.00 522.00 3.00 2.98 BMDD048 275 -60 222.00 223.00 1.00 1.70 231.00 242.00 11.00 1.69 243.40 248.00 4.60 1.60 250.00 251.00 1.00 2.13 BMDD049 223.8 -60 201.50 228.00 26.50 3.56 243.00 244.00 1.00 6.29 BMDD050 338 -60 261.00 310.50 49.50 3.96 BMDD051 403.8 -60 253.00 254.00 1.00 2.30 262.50 266.00 3.50 1.14 291.00 292.00 1.00 1.56 296.00 296.50 0.50 1.22 298.50 312.50 14.00 3.56 320.00 320.50 0.50 2.68 329.50 330.00 0.50 4.25 342.00 346.00 4.00 2.53 BMDD053 253 -60 210.00 212.00 2.00 26.70 235.00 236.00 1.00 2.14 BMDD054 426 -60 220.00 221.00 1.00 1.75 345.00 352.50 7.50 1.76 BMDD056 468 0 232.00 235.00 3.00 2.28 242.00 244.00 2.00 2.31 278.00 279.00 1.00 1.08 365.00 365.50 0.50 1.75 372.50 377.50 5.00 5.09 381.00 382.50 1.50 5.12 450.00 451.00 1.00 1.25 BMDD057 362 -60 247.00 248.00 1.00 2.03 249.50 250.00 0.50 1.24 255.00 258.50 3.50 2.40 310.50 311.00 0.50 1.40 343.00 344.00 1.00 6.70 347.00 348.00 1.00 2.14 BMDD059 305 -60 247.50 249.00 1.50 2.97 BMDD060 387 -60 290.50 291.00 0.50 1.20 294.00 308.00 14.00 3.66 325.00 327.00 2.00 1.67 353.00 354.00 1.00 6.10 BMDD062 517.8 -60 437.00 438.00 1.00 1.37 440.00 446.50 6.50 3.01 451.00 455.00 4.00 2.07 460.00 462.00 2.00 2.18 BMDD081 284.8 -60 361.00 363.00 2.00 2.32 367.00 386.00 19.00 5.36 BMDD082 492.1 -60 359.00 363.00 4.00 9.89 366.00 386.00 20.00 2.59 BMDD083 394 -60 289.00 318.00 29.00 5.85 323.00 324.00 1.00 88.75 BUCKREEF MAIN ZONE - DEEP DRILL HOLES

TSX: TNX NYSE AMERICAN: TRX 26 Buckreef: Underground Potential

Buckreef: Future Exploration Targets TSX: TNX NYSE AMERICAN: TRX 27

Highlights from 2018 • We continue to successfully navigate the political changes taking place in Tanzania. • We continue to develop our flagship gold project – Buckreef – with the completion of an extensive independent Canadian NI 43 - 101 pre - feasibility report. A copy of this report can be accessed from our website www.tanzanianroyalty.com • On the strength of this robust PFS, our technical team is currently designing a drill program to effectively increase the Measured and Indicated resources as well as begin to unlock the immense potential value of the Buckreef deposit at depth. • This modest drilling program may be the company’s last small step to final feasibility, project financing, mine construction, and gold production . TSX: TNX NYSE AMERICAN: TRX 28

Conclusion and Way Forward TRX has several characteristics which make it a compelling story among its peers in the junior mining industry: • The company has had a long history of operation in the country of Tanzania, and has an excellent record as a corporate citize n – in all of its business dealings at the local, regional, and national level. TRX continues to build strong and effective relationships for mutual benefit at all levels. The joint venture agreement between TRX and STAMICO, once thought to be a lopsided arrangement, now appears as a new type of common sense, fair and equitable agreement between mining companies and host nations, and is likely to become more common in the global mining industry. • Through recent engineering and economic assessment, expressed in the recently completed Canadian NI 43 - 101 report, the company has an enviable foundation of economic viability and room for market re - rating and re - valuation. • In addition to The Company being recognized as a pre - production mining company, Tanzanian Royalty should also be seen as a highly prospective exploration company. The company has the enviable position of having existing defined targets across all of our resource base. The company has defined where it believes the gold is located. Our future planned drilling will be into known targets looking towards further definition, and upgrading of ounces into higher categories. We believe this positions the company for continued success of our exploration activities across all projects. • Our technical team is currently preparing a drill program for the Buckreef project which at modest cost, we believe, could have out - sized impact on economics, and on market perception. • Leverage is an important concept when evaluating gold mining companies and projects. TRX offers potential leverage to the investor in three ways - upside leverage to the project itself (through in - fill drilling mentioned above), upside to the gold pr ice (see sensitivity chart on slide 18) and leverage to the exploration upside at depth (see diagrams on slides 24 and 26). TSX: TNX NYSE AMERICAN: TRX 29

Additional Information • The entire Amended National Instrument 43 - 101 Independent Technical Report Mineral Reserves Estimate and Pre - Feasibility Study on the Buckreef Gold Mine Project, Tanzania report can be accessed on Sedar, Edgar or from the corporate website at www.tanzanianroyalty.com • Our Investor Relations department is also available to answer questions. Michael E. Martin Investor Relations Tanzanian Royalty Direct Line: 860 - 248 - 0999 Office: 844 - 364 - 1830 email: m.martin@tanzanianroyalty.com • Tanzanian Royalty Exploration Corp. (the " Company"), has filed a registration statement on Form F - 3, including a prospectus, wi th the Securities and Exchange Commission (the " SEC"), for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registratio n s tatement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free at 1 - 844 - 364 - 1830 (calling this number is not toll - free outside the United States) or by emailing Anna Stoerzinger at a.stoerzinger @tanzanianroyalty.com . a.stoerzinger@tanzanianroyalty.com. You may also access the Company's most recent prospectus through the following link: https://www.sec.gov/Archives/edgar/data/1173643/000117184318006193/ff3_082018.htm • TSX: TNX NYSE AMERICAN: TRX 30

TSX: TNX NYSE AMERICAN: TRX 31 Thank You